UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report: January 24, 2008

(Date of earliest event reported)

RUBICON TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33834	36-4419301
(State of Incorporation)	Commission File No.	(I.R.S. Employer Identification No.)

9931 Franklin Avenue Franklin Park, Illinois	60131
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:

(847) 295-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Election of Directors.

Effective January 24, 2008, the board of directors (the “Board”) of Rubicon Technology, Inc. (the “Company”) elected Raymond Spencer to fill an existing vacancy on the Company’s Board. The Board also appointed Mr. Spencer to serve on the Board’s compensation committee (the “Compensation Committee”), filling a vacancy created by Gordon Hunter’s resignation from the Compensation Committee. Mr. Spencer’s current term on the Board will expire at the Company’s 2008 annual meeting of stockholders. There is no arrangement or understanding between Mr. Spencer and any other person pursuant to which Mr. Spencer was elected as a director.

Mr. Spencer will receive the standard annual fees payable to all non-employee directors, which fees consist of an annual fee of $50,000 for service as a director and an annual fee of $2,500 for service to the Compensation Committee. The Company also intends to enter into an indemnification agreement with Mr. Spencer that is substantially similar to the form of indemnification agreement executed by other members of the Board. The Board has authorized a grant of 4,310 shares of restricted stock to Mr. Spencer, with an aggregate value of $100,000, based on the closing price of the Company’s stock on the NASDAQ Global Market on January 28, 2008.

On January 28, 2008, the Company issued a press release announcing Mr. Spencer’s election. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit
99.1	Press release of Rubicon Technology, Inc. dated January 28, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUBICON TECHNOLOGY, INC.

Date: January 30, 2008	By:	/s/ William F. Weissman
	Name:	William F. Weissman
	Title:	Chief Financial Officer

Exhibit No.	Exhibit
99.1	Press release of Rubicon Technology, Inc. dated January 28, 2008.